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                                                                   EXHIBIT 21.0

                     WHOLLY OWNED SUBSIDIARIES OF THE ISSUER


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NAME                                                 PLACE OF INCORPORATION
----                                                 ----------------------


Trans World Gaming of Louisiana, Inc.                Louisiana, USA

TWG International U.S. Corporation                   Nevada, USA

TWG Finance Corp.                                    Delaware, USA

Art Marketing, Ltd. d/b/a Tottenham & Co.            London, UK

SC98A, s.r.o.                                        Czech Republic

21st Century Resorts, a.s.                           Czech Republic

LMJ Casino Rozvadov, a.s.                            Czech Republic

LMJ Slots, s.r.o.                                    Czech Republic

Atlantic Properties, s.r.o.                          Czech Republic

Casino de Zaragoza                                   Zaragoza, Spain


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